UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2022

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Choice Hotels Circle, Suite 400, Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $0.01 per share	CHH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2022, Choice Hotels International, Inc. (the “Company”) and Patrick S. Pacious, the Company’s President and Chief Executive Officer, entered into an amendment (the “Amendment”) to the Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Company and Mr. Pacious, which was executed September 18, 2017, and became effective September 12, 2017 (the “Amended Severance Benefit Agreement”). The Amended Severance Benefit Agreement amended that certain Non-Competition, Non-Solicitation & Severance Benefit Agreement between the Company and Mr. Pacious, dated May 5, 2011 (together with the Amended Severance Benefit Agreement, the “Severance Benefit Agreement”). Pursuant to the Amendment, the term of the Severance Benefit Agreement is extended until December 31, 2027. The Severance Benefit Agreement will be extended for additional five year periods unless prior written notice is provided by either Mr. Pacious or the Company in accordance with its terms prior to the end of the applicable term.

The Amendment also provides that in the event of a termination of employment by Mr. Pacious with Good Reason or a termination of employment by the Company for any reason other than Cause, Change in Control Termination, Disability or death, (such terms as defined in the Severance Benefit Agreement) and if Mr. Pacious is not eligible for health insurance coverage under another employer’s plans, Mr. Pacious shall be entitled to payments equal to the cost of health insurance coverage (net of premiums) provided to the Company’s employees until Mr. Pacious’s 65th birthday.

In addition, on May 24, 2022, the Company and Mr. Pacious entered into a letter agreement (the “Aircraft Usage Agreement”) whereby Mr. Pacious, during such time that he is serving as the Company’s President and Chief Executive Officer, will be entitled to use of the Company’s corporate aircraft (if any) for personal use for up to 45 flight hours per calendar year. Mr. Pacious will not be entitled to any tax reimbursements for such use.

The foregoing descriptions of the Amendment and the Aircraft Usage Agreement are qualified in their entirety by reference to the copy of the Amendment, which is attached to this report as Exhibit 10.1, and the copy of the Aircraft Usage Agreement, which is attached to this report as Exhibit 10.2, both of which are incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2022 Annual Meeting of Shareholders held on May 25, 2022, three proposals were submitted to the Company’s shareholders. The final voting results of these proposals were as follows:

Proposal 1

The Company’s shareholders elected the following eleven directors to hold office for a term of one year ending at the 2023 Annual Meeting of Shareholders or until their respective successors are elected and qualified. The voting results are set forth below:

	Votes For	Votes Against	Votes Abstained	Broker Non-Vote
Brian B. Bainum	51,084,292	169,149	20,528	2,014,714
Stewart W. Bainum, Jr.	50,969,541	282,921	21,894	2,014,714
William L. Jews	50,851,534	402,625	20,197	2,014,714
Monte J. M. Koch	50,150,907	1,102,587	20,862	2,014,714
Liza K. Landsman	51,223,539	30,300	19,973	2,014,714
Patrick S. Pacious	51,089,409	164,675	20,272	2,014,714
Ervin R. Shames	49,886,773	1,367,136	20,447	2,014,714
Gordon A. Smith	51,233,631	19,227	21,498	2,014,714
Maureen D. Sullivan	50,241,195	1,014,185	18,976	2,014,714
John P. Tague	51,065,683	189,788	18,885	2,014,714
Donna F. Vieira	51,232,669	23,383	18,304	2,014,714

Proposal 2

The Company’s shareholders approved an advisory vote on executive compensation of our named executive officers. The voting results are set forth below:

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
50,852,304	351,175	70,877	2,014,714

Proposal 3

The Company’s shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The voting results are set forth below:

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
53,151,647	119,015	18,408	—

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Amendment to the Amended and Restated Non-Competition, Non-Solicitation & Severance Benefit Agreement, dated May 24, 2022, between Choice Hotels International, Inc. and Patrick S. Pacious

Exhibit 10.2	Letter Agreement, dated May 24, 2022, between Choice Hotels International, Inc. and Patrick S. Pacious

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2022	/s/ Simone Wu
Simone Wu
Senior Vice President, General Counsel, Corporate Secretary & External Affairs